Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE

                 PULASKI FURNITURE CORPORATION AND SUBSIDIARIES

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                                                               Year Ended

                                           Oct. 29, 1995      Oct. 30, 1994      Oct. 31, 1993
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PRIMARY

Average shares outstanding                     2,841,426          2,853,711          2,818,094

Dilutive stock options - based on treasury
stock method using average market prices           8,255             24,150             22,153

Dilutive shares under Salaried Employer
Stock Purchase Plan - based on average
shares issuable                                   13,447             10,801             11,372
                                              ----------         ----------         ----------
TOTAL                                          2,863,128          2,888,662          2,851,619


Income before cumulative effect of
accounting change                             $4,475,171         $2,772,402         $4,352,176

Cumulative effect of accounting change                              396,092
                                              ----------         ----------         ----------
Net income                                    $4,475,171         $3,168,494         $4,352,176
                                              ----------         ----------         ----------

Income per share before cumulative effect
of accounting change                               $1.56              $0.96               1.53

Cumulative effect of accounting change                                 0.14
                                              ----------         ----------         ----------
Net Income per share                               $1.56              $1.10              $1.53


FULLY DILUTED

Average shares outstanding                     2,841,426          2,853,711          2,818,094

Dilutive stock options - based on treasury
stock method using year-end market value or
average market price if average is greater         8,255             24,150             22,153

Dilutive shares under Salaried Employee
Stock Purchase Plan - based on average
shares issuable                                   13,447             10,801             11,372
                                              ----------         ----------         ----------
TOTAL                                          2,863,128          2,888,662         $2,851,619

Income before cumulative effect
of accounting change                          $4,475,171         $2,772,402         $4,352,176

Cumulative effect of accounting change                              396,092
                                              ----------         ----------         ----------
Net income                                    $4,475,171         $3,168,494         $4,352,176

Income per share before cumulative
effect of accounting change                        $1.56              $0.96              $1.53

Cumulative effect of accounting change                                 0.14
                                              ----------         ----------         ----------

Net income per share                               $1.56              $1.10              $1.53
                                              ----------         ----------         ----------

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